CONTRACT SCHEDULE ADDENDUM


CONTRACT OWNER:     [John Doe]    CONTRACT NUMBER:         [??687456]

JOINT OWNER:        [Jane Doe]    ISSUE DATE:               [1/15/03]

ANNUITANT:          [John Doe]    INCOME DATE:             [04/15/13]


MORTALITY AND EXPENSE RISK CHARGE: During the Accumulation Period, the mortality and expense risk charge is equal on an annual basis to [2.25%] of the average daily net assets of the Variable Account. During the Annuity Period, the mortality and expense risk charge is equal on an annual basis to [1.35%] of the average daily net assets of the Variable Account if you request variable Annuity Payments.

[RIDER EFFECTIVE DATE: MM/DD/YYYY]

[WAITING PERIOD: The PRIME Plus Benefit can be exercised within 30 days following a Contract Anniversary beginning with the Contract Anniversary that occurs [10] years after the Rider Effective Date.]

RIDERS:

[PRIME Plus Benefit Rider]
[Asset Allocation Rider]


SERVICE CENTER:

         [ALLIANZ] SERVICE CENTER
         [PO Box 1122 Southeastern, PA 19398-1122
         800-624-0197]

S40728-A-R                              i                                Rewards